Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:    Christopher G. Wheeler of Fisher Communications, Inc. 206-404-6784

FISHER COMMUNICATIONS ANNOUNCES RESULTS OF ANNUAL MEETING

Donald G. Graham, Jr. to retire as Chairman of the Board; replaced by Phelps K. Fisher

Fisher to eliminate certain executive positions in ongoing restructuring

SEATTLE, WASHINGTON—APRIL 25, 2003—Fisher Communications (NASDAQ:FSCI) today announced that James W. Cannon, Phelps K. Fisher, Jacklyn F. Meurk, and Jerry A. St. Dennis were elected to three-year terms as directors at Fisher’s annual meeting held yesterday.

In accordance with the wishes of Donald G. Graham, Jr. as he reaches the age of 80, the Board has accepted Mr. Graham’s request that he not stand for reelection as Chairman of the Board of Directors. The Board of Directors has elected Phelps K. Fisher to serve as Chairman of the Board in Mr. Graham’s place. Mr. Graham has consented to chair the newly–established Planning Committee of the Board of Directors. Mr. Fisher said, “We are grateful for Mr. Graham’s leadership as Chairman of the Board and are very pleased that he has agreed to continue as a director and serve as Chairman of the Planning Committee.”

In addition, the company announced that as part of its ongoing restructuring program it is eliminating several executive positions, among them the Chief Operating and Chief Communications Officers. Warren Spector, Fisher’s Chief Operating Officer, and Christopher Wheeler, Fisher’s Chief Communications Officer, are expected to remain with the company for a suitable transition period. Commenting upon the elimination of the positions, Fisher President and CEO William W. Krippaehne Jr. said, “The ongoing restructuring reduces the scale and complexity of the organization and therefore the need for such positions. The elimination of the positions is not a reflection on their performance or contribution to the past welfare of the company.” He added, “ They will be missed by the Fisher team.”

Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located primarily in the Northwest, and its 28 radio stations broadcast in Washington, Oregon, and Montana. Other media operations include Fisher Entertainment, a program production business, as well as Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a digital communications hub located in Seattle.